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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

COMPEX TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒ No fee required.
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SEC 1913 (02-02)	Persons who potentially are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

COMPEX TECHNOLOGIES, INC.
1811 Old Highway 8
New Brighton, MN 55112-3493

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

November 6, 2003

To the Shareholders of
COMPEX TECHNOLOGIES, INC.:

     The Annual Meeting of Shareholders of Compex Technologies, Inc. (the “Company”) will be held at 2:00 p.m. on Thursday, November 6, 2003, at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, 15th Floor, Minneapolis, Minnesota, for the following purposes:

1.	To elect five directors to serve for the following year and until their successors are elected;

2.	To approve an amendment to the Company’s 1998 Stock Incentive Plan that will increase the number of shares of the Company’s common stock available for issuance under the plan by 500,000 shares; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of record of the Company’s common stock at the close of business on September 23, 2003 will be entitled to receive notice of and to vote at the meeting or any adjournment thereof.

     You are cordially invited to attend the meeting. Whether or not you plan to be personally present at the meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas Martin
Secretary

October 3, 2003

IMPORTANT — PLEASE MAIL YOUR PROXY PROMPTLY

In order that there may be a proper representation at the meeting, you are urged, whether you own one share or many, to promptly complete, sign and mail your proxy.

COMPEX TECHNOLOGIES, INC.
1811 Old Highway 8
New Brighton, MN 55112-3493

PROXY STATEMENT

Annual Meeting of Shareholders
November 6, 2003

     The accompanying Proxy is solicited on behalf of the Board of Directors of Compex Technologies, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held on November 6, 2003 at 2:00 p.m., at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, 15th Floor, Minneapolis, Minnesota, and at any adjournment thereof. The cost of solicitation, including the cost of preparing and mailing the Notice of Annual Meeting of Shareholders and this Proxy Statement, will be paid by the Company. Representatives of the Company may, without additional compensation from the Company, solicit proxies through mail, telephone, facsimile, internet or personal communications.

     Only holders of record of the Company’s common stock, $.10 par value (the “Common Stock”), at the close of business on September 23, 2003 will be entitled to receive notice of and to vote at the meeting. On September 23, 2003, the Company had 11,084,175 shares of Common Stock outstanding. Each outstanding share is entitled to one vote on all matters presented at the meeting.

     Shares of Common Stock represented by proxies in the form solicited will be voted in the manner directed by shareholders. If no direction is made, the proxy will be voted for the election of each of the director nominees named in this Proxy Statement and for the proposal to amend the Company’s 1998 Stock Incentive Plan. The required quorum for the transaction of business at the Annual Meeting is a majority of the outstanding shares of Common Stock as of September 23, 2003. Any shares represented by proxies that abstain from voting on a proposal will be counted as shares that are present for purposes of determining the presence of a quorum, as will shares subject to proxies submitted by brokers indicating that discretionary voting authority has not been granted. With respect to the tabulation of votes on the proposals, abstentions are considered unvoted, although present and entitled to vote at the Annual Meeting, and broker nonvotes are considered present but not entitled to vote at the Annual Meeting.

     Proxies may be revoked at any time before being exercised by delivering to the Secretary of the Company a written notice of termination of the proxy’s authority or a duly executed proxy bearing a later date.

     As far as the management of the Company is aware, no matters other than those described in this Proxy Statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of Proxy will vote in accordance with their best judgment on such other matters.

     A copy of the Company’s Annual Report to Shareholders for the year ended June 30, 2003 is being furnished to each shareholder with this Proxy Statement. This Proxy Statement and a form of Proxy are being mailed to shareholders on or about October 3, 2003.

PROPOSAL 1: ELECTION OF DIRECTORS

     Five persons have been nominated for election at the Annual Meeting. All nominees are currently directors and have been nominated for reelection. William Floyd, currently a director of the Company, has chosen not to stand for reelection because of time commitments associated with his position as Chairman and Chief Executive Officer of Beverly Enterprises.

     All nominees elected at the Annual Meeting will serve until the next annual meeting of shareholders or until their earlier death, resignation, removal, or disqualification. The persons named in the accompanying Proxy intend to vote the Proxies held by them in favor of the nominees named below as directors, unless otherwise directed. The affirmative vote of a majority of the voting shares present and entitled to vote at the meeting is required for the election of each director. Should any nominee for director become unavailable for any reason, the Proxies will be voted in accordance with the best judgment of the persons named herein. The Board of Directors has no reason to believe that any candidate will be unavailable.

     The following information is furnished with respect to each nominee:

Name	Age	Director since	Principal occupation and business experience for past five years

Frederick H. Ayers†*	64	1998	Private investor and consultant for more than five years.

Dan W. Gladney	50	2002	President and Chief Executive Officer of the Company since September 2002; President of Acist Medical Systems, Inc. (a manufacturer of high tech cardiovascular devices) from 1996 to 2002.

Richard E. Jahnke†*	54	1997	President and Chief Executive Officer of Angeion Corporation‡ since January 2000 after its acquisition of Medical Graphics Corporation; President and Chief Executive Officer of Medical Graphics Corporation (a manufacturer of noninvasive medical diagnostic systems) since 1998; President and Chief Operating Officer of CNS, Inc. (a manufacturer of consumer products) from 1993 to 1998.

John H.P. Maley†	68	1996	Chair of the Company since December 2001 and acting Chief Executive Officer of the Company from April 2002 to September 2002; Chair of Magister Corporation (a developer and marketer of rehabilitation and fitness products) since July 1995; Chairman and Chief Executive Officer of Chattanooga Group (a manufacturer of physical therapy products) from 1976 to 1995. Director of Atrion Corporation.

Richard Nigon*	55	2002	Executive Vice President, Director of Equity Corporate Finance of Miller Johnson Steichen Kinnard (an investment banking firm) since February 2001 and member of Board of Directors since November 2000; Chief Financial Officer of Dantis, Inc. (an internet hosting company) from February 2000 to February 2001; Certified Public Accountant with Ernst & Young from 1970 until February 2000, serving as partner since 1981. Director of Vascular Solutions, Inc. and Endocardial Solutions, Inc.

*	Member of the Audit Committee
†	Member of the Compensation Committee
‡	Angeion Corporation filed a voluntary petition for, and completed, a reorganization under Chapter 11 of the US Bankruptcy Code in 2002

Affiliate Relationships

     The Company knows of no arrangements or understandings between a director or nominee and any other person pursuant to which he has been selected as a director or nominee. There is no family relationship between any of the nominees, directors or executive officers of the Company.

Compensation of Directors

     Director Fees. Directors who are not also employees of the Company receive director fees of $2,500 per quarter and $500 for each board meeting (except telephonic meetings) they attend. The chair of each committee also receives an additional fee of $1,000 annually.

     Chair and Acting Chief Executive Officer. John H.P. Maley was appointed Chair of the Board of Directors of the Company in December 2001. In consideration of the increased responsibility of serving as chair, and in lieu of other director fees, the Company paid Mr. Maley director fees of $5,000 per month commencing in January 2002 through March 2002. Effective with the resignation of the Company’s Chief Executive Officer on March 31, 2002, and until the appointment of Dan Gladney as Chief Executive Officer in September 2002, Mr. Maley also agreed to serve as Acting Chief Executive Officer. In consideration of such services, the Company paid Mr. Maley fees of $20,000 per month during the five months ended August 31, 2002. After August 31, 2002, Mr. Maley again received $5,000 per month as director fees.

     Options. The Company’s 1998 Stock Incentive Plan provides that all directors who are not also employees will be granted stock options to purchase 2,500 shares of common stock on the date of each annual meeting of shareholders. The plan also provides the Board with discretion, however, to grant larger options to directors. If any director is granted a larger option during the year preceding an annual meeting, then the options due at the annual meeting are not granted. All of the options granted under the plan to directors must be granted with an exercise price equal to the fair market value on the date of grant. Options granted under the plan to directors are fully exercisable from the date of grant and terminate 10 years after the date of grant.

     Options under the plan to purchase 15,000 shares of Common Stock were granted to each of Messrs. Ayers, Jahnke and Maley in July 2002 and to Messrs. Nigon and Floyd in October 2002. Accordingly, no options were granted to directors under the plan with respect to the December 2002 annual shareholder meeting. No options have been granted to directors since the December 2002 annual shareholder meeting. Accordingly, provided that there are adequate shares available for issuance, each of Frederick Ayers, Richard Jahnke, John Maley, and Richard Nigon will receive an option to purchase 2,500 shares on November 6, 2003.

Committees and Meetings

     The Board of Directors has a Compensation Committee and an Audit Committee. During fiscal 2003, the Board of Directors met 13 times and acted by writing in lieu of meeting three times, the Compensation Committee met two times and the Audit Committee met five times. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding salaries, compensation and benefits of executive officers of the Company. The Compensation Committee also administers the Company’s 1998 Stock Incentive Plan and 1993 Employee Stock Purchase Plan. The current members of the Compensation Committee are Mr. Maley, Mr. Ayers and Mr. Jahnke. The Audit Committee reviews the internal and external financial reporting of the Company, arrangements with its independent public accountants, the scope and results of its quarterly reviews and independent audits, transactions with executive officers of the Company and administers the Company’s corporate compliance program. The current members of the Audit Committee are Mr. Jahnke (chair), Mr. Ayers and Mr. Nigon.

     The Board of Directors does not currently have a nominating committee. Each nominee for director attended at least 75% of the meetings of the Board and committees on which he served during fiscal 2003.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE FOR THE BOARD OF DIRECTORS.

PROPOSAL 2: APPROVAL OF AMENDMENT TO
COMPEX TECHNOLOGY, INC. 1998 STOCK INCENTIVE PLAN

Introduction

     On September 11, 2003, the Company’s Board of Directors approved, subject to shareholder approval, an amendment to the Company’s 1998 Stock Incentive Plan (the “1998 Plan”) that will increase the number of shares of Common Stock reserved for issuance under awards granted thereunder by 500,000 shares. The 1998 Plan is intended to assist in attracting, retaining and providing an incentive to employees, management personnel and other personnel capable of assuring the future success of the Company.

     Although the 1998 Plan reserves a total of 900,000 shares for issuance under awards (including options) granted under the 1998 Plan, at September 15, 2003, there remained only 230,382 shares available under the 1998 Plan. Stock options and other stock based incentives, including restricted stock, remain an important ingredient in the compensation packages for executive, technical and other personnel. Without the ability to grant additional stock based incentives, the Board of Directors of the Company does not believe that it would have the appropriate tools to attract and retain these personnel. The Board of Directors is recommending the amendment to the 1998 Plan to provide enough authorization to cover anticipated option and restricted stock grants for the next few years.

Summary of the 1998 Plan

     The 1998 Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee has the authority to select the individuals to whom awards are granted, to determine the types of awards to be granted and the number of shares of Common Stock covered by such awards, to set the terms and conditions of such awards, to determine whether the payment of any amounts received under any award shall or may be deferred, and to establish rules for the administration of the 1998 Plan.

     Although the 1998 Plan permits the granting of a variety of different types of awards, including options, restricted stock and restricted stock units, stock appreciation rights, performance awards, and dividend equivalents, most of the awards granted under the 1998 Plan have been stock options. The Committee has considered other forms of stock based incentives, including restricted stock, but currently believes that stock options generate more favorable accounting and tax consequences to employees and to the Company. The Committee may change the form of incentives provided in the future, however, if accounting changes require the Company to record expense upon the grant of stock options.

     The Committee may grant incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and stock options that do not meet such requirements (non-qualified stock options). Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. Awards may provide that upon the grant or exercise thereof the holder will receive cash, shares of Common Stock or other securities, awards or property, or any combination thereof, as the Committee shall determine.

     The exercise price per share under any stock option, and the grant price of other awards under the 1998 Plan, may not be less than 100% of the fair market value of the Common Stock on the date of the grant of such option or other award. Determinations of fair market value under the 1998 Plan are made in accordance with methods and procedures established by the Committee.

     Any employee, officer, consultant or independent contractor of the Company and its affiliates selected by the Committee is eligible to receive an award under the 1998 Plan. No person who is an employee of the Company at the time of grant may be granted any award or awards under the 1998 Plan, the value of which awards are based solely on an increase in the value of the shares after the date of grant of such awards, of more than 100,000 shares in the aggregate in any calendar year. The foregoing annual limitation specifically includes the grant of any “performance-based awards” within the meaning of Section 162(m) of the Code.

     Directors who are not officers or employees are eligible to receive discretionary grants under the 1998 Plan. To the extent directors who are not officers or employees have not received a grant of stock options since the date of the previous annual meeting, the 1998 Plan provides that directors will receive a grant of an option to purchase 2,500 shares on the date of the annual meeting of shareholders. Because there are fewer than 10,000 shares available for future awards under the 1998 Plan, the full awards to directors due at the 2003 Annual Meeting will not be made if the proposed amendments are not approved.

     No award granted under the 1998 Plan may be assigned, transferred, pledged or otherwise encumbered by the individual to whom it is granted, otherwise than by will or the laws of descent and distribution, except that the Committee may permit the designation of a beneficiary. Each award is exercisable, during such individual’s lifetime, only by such individual or, if permissible under applicable law, by such individual’s guardian or legal representative.

     The Board of Directors may amend, alter or discontinue the 1998 Plan at any time, provided that shareholder approval must be obtained for any such action that would (1) cause Rule 16b-3 under the Exchange Act to become unavailable with respect to the 1998 Plan; (2) violate the rules or regulations of the Nasdaq National Market, any other securities exchange or the National Association of Securities Dealers, Inc. applicable to the Company; or (3) cause the Company to be unable, under the Code, to grant incentive stock options under the 1998 Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the 1998 Plan or any award agreement in the manner and to the extent it shall deem desirable to carry the 1998 Plan into effect. The Committee may waive any condition of, or rights of the Company under any outstanding award, prospectively or retroactively, but the Committee may not amend or terminate any outstanding award, prospectively or retroactively, without the consent of the holder or beneficiary of the award.

     The grant of an option is not expected to result in any taxable income to the recipient. The holder of an incentive stock option generally will have no taxable income upon exercising the incentive stock option (except that a liability may arise pursuant to the alternative minimum tax), and the Company will not be entitled to a tax deduction when an incentive stock option is exercised. Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock acquired on the date of exercise over the exercise price, and the Company will be entitled at that time to a tax deduction in the same amount. The tax consequence to an optionee upon a disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether such shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option. Generally, there will be no tax consequence to the Company in connection with disposition of shares acquired under an option, except that the Company may be entitled to a tax deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Code have been satisfied.

     The grant of restricted stock or restricted stock units normally will not have any tax consequences to the recipient, but will cause the recipient to have taxable income equal to the fair market value of the underlying common stock on the date the restricted stock vests or the risk of forfeiture lapses, and the Company will have a tax deduction at the same times. If the recipient makes an effective election under Section 83(b) of the Code, however, the recipient will have taxable income, and the Company will have a deduction, equal to the fair market value on the date of grant.

     Under the 1998 Plan, the Committee may permit participants (other than non-employee directors) receiving or exercising awards, subject to the discretion of the Committee and upon such terms and conditions as it may impose, to surrender shares of the Company’s Common Stock (either shares received upon the receipt or exercise of the award or shares previously owned by the optionee) or other property to the Company to satisfy federal and state tax obligations. In addition, the Committee may grant, subject to its discretion and such rules as it may adopt, a bonus to a participant in order to provide funds to pay all or a portion of federal and state taxes due as a result of the receipt or exercise of (or lapse of restrictions relating to) an award. The amount of any such bonus will be taxable to the participant as ordinary income, and the Company will have a corresponding deduction equal to such amount (subject to the usual rules concerning reasonable compensation).

The affirmative vote of the holders of a majority of the shares of the Common Stock represented at the annual meeting and entitled to vote is necessary for approval of the amendment to the 1998 Plan described above. THE BOARD RECOMMENDS THAT THE COMPANY’S SHAREHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE 1998 STOCK INCENTIVE PLAN AS DESCRIBED ABOVE.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     Current executive officers of the Company who are not also directors are as follows:

     Wayne K. Chrystal, 53, joined the Company as Vice President of Manufacturing Operations in May 1999. From 1973 to 1998, Mr. Chrystal was employed by Deluxe Corporation, a supplier of checks and electronic payment services, most recently as Vice President responsible for operations and human resources in various business units.

     Serge Darcy, 47, was appointed Chief Executive Officer of Compex SA, the Company’s Swiss subsidiary, in September 2002. Mr. Darcy served as General Manager of sales and marketing of Compex SA from 2001 until September 2002, and served as Managing Director of Compex France Sarl, the French subsidiary of Compex SA, from 2000 until 2001. From 1996 until joining Compex Sarl, Mr. Darcy was a Managing Director of the National Basketball Association of Europe.

     Gary (Michael) Goodpaster, 48, has been Vice President of Sales Operations of the Company since September 2003. Prior to that time, Mr. Goodpaster had been Vice President of Tampa Operations and Director of Managed Care Contracting for the Company since the acquisition of Staodyn Inc. by the Company in March 1998 and had served as National Sales Manager with Staodyn.

     Marshall Masko, 46, has been Vice President of U.S. Consumer Operations since November 2002. From March 2000 until January 2002, Mr. Masko was Chief Executive Officer, President and a member of the Board of Directors of North American Heritage Brands. Mr. Masko was also a principal of the Business Development Group from March 2000 through November 2002. From June 1999 through February 2000, Mr. Masko was President, Chief Executive Officer and a member of the Board of Directors of EBedroom.com. From January 1998 through June 1999, Mr. Masko was President of Marketing for Gateway Learning in San Francisco, CA. Prior to Gateway, Mr. Masko was Senior Vice President of Marketing for NordicTrack from January 1990 through July 1994, and again from April 1996 through December 1997.

     Scott P. Youngstrom, 43, joined the Company as Vice President of Finance, Chief Financial Officer in December 2002. From 1996 until July 2002, Mr. Youngstrom was Vice President of Finance and Administration, Chief Financial Officer of Acist Medical Systems, Inc., a manufacturer of high tech cardiovascular devices.

EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     John Maley, a non-employee director who also serves as a member of the Compensation Committee, assumed the role of Acting Chief Executive Officer after the resignation of the Company’s Chief Executive Officer in March 2002 and until the retention of Mr. Gladney in September 2003. Mr. Maley, who did not become an employee, received fixed consulting fees of $20,000 per month during this period.

Compensation Committee Report On Executive Compensation

     The Compensation Committee of the Board of Directors, a committee consisting of three non-employee directors, approves the compensation for executive officers of the Company. The members of the Compensation Committee during fiscal 2003 were Mr. Maley, Mr. Ayers and Mr. Jahnke. The Compensation Committee also administers, with respect to all eligible recipients, the Company’s 1998 Stock Incentive Plan and 1993 Employee Stock Purchase Plan.

     Compensation Philosophy and Objectives. The primary objectives of the Company’s executive compensation program are to:

•	Reward the achievement of corporate and individual performance goals;

•	Provide compensation that enables the Company to attract and retain key executives; and

•	Provide a total compensation package that is aligned with the performance of the Company and the interests of its shareholders.

     Because of the resignation of the Company’s Chief Executive Officer and Chief Financial Officer during or immediately preceding the year ended June 30, 2003, and the ensuing retention of new officers, the Company’s compensation policy during the past 18 months has placed emphasis on programs that attract new officers. Further, the Company has expanded the number of its executive officers to include individuals with substantial marketing expertise to assist in the expansion of its consumer business. As part of this change in executive management, the Company has increased the overall level of cash expense to its executives and has granted substantial stock-based incentives. The Committee does not anticipate continuation of the same level of grants in the future.

     Base Salary. Dan Gladney was retained as the Company’s new Chief Executive Officer through an employment agreement negotiated in August 2002 and effective September 1, 2002. Mr. Gladney’s base annual salary, which was negotiated at arm’s length and was designed with the stock options described below to secure his services, was set at $320,000 per annum, which is roughly equivalent to the previous Chief Executive Officer’s salary. The Company retained Scott Youngstrom as its new Chief Financial Officer in December 2002. Mr. Youngstrom’s salary of $190,000 per annum was also set to approximate the salary of the Company’s previous Chief Financial Officer and was negotiated with Mr. Youngstrom at arm’s length. The salaries of the former executive officers whose positions were filled were set by the compensation committee at a level which approximated the salaries of similarly situated executives.

     Bonuses. The Company pays bonuses to executive officers as part of its executive compensation program. For fiscal 2003, 60% of executive bonuses were based on the achievement of threshold levels of net income from consolidated operations and 40% were based on achieving personal performance goals for each officer. No bonus was payable if the Company did not generate earnings before income taxes of at least 85% of budgeted earnings before taxes. Different levels of bonus were established for achievement of performance at this level, at budgeted performance and at 110% of budget. After the completion of the fiscal year, the Compensation Committee considered the level of achievement of the objectives for officers. On the basis of an objective evaluation of these factors, and of their performance on matters not contemplated when the bonus plan was adopted, the Compensation Committee awarded Mr. Gladney, and Mr. Youngstrom bonuses of $106,667 and $33,250, respectively, for fiscal 2003.

     Stock Incentive Compensation. The Company provides long-term incentive to its executive officers primarily through its 1998 Stock Incentive Plan. During 2003, however, substantial additional options were granted to executive officers outside of the 1998 Plan as an inducement to their employment. These options, which were negotiated at length with the new officers, were designed to provide a significant incentive to the executives to improve the Company’s strategic direction and to encourage the launch of its consumer business. In particular, the Company’s Chief Executive Officer desired a significant equity stake in the Company and the ability to encourage performance by other new executives he retained with the same equity incentives. The Committee agreed to grant options to purchase 500,000 shares to Mr. Gladney, but 250,000 of these options were designed to become exercisable in seven years, and to accelerate based on achievement of performance that is reflected in the common stock market price.

     With the exception of this one option, all of the stock options granted by the Company in recent years, including the options granted to new executive officers, vest over a period of four years and expire after seven years. All options are granted with an exercise price equal to fair market value on the date of grant.

     Summary. The Compensation Committee believes that the compensation program for executive officers during fiscal 2003 achieved the principal objectives for which it was designed.

John H.P. Maley Frederick Ayers Richard Jahnke

Summary Compensation Table

     The table below shows the cash and non-cash compensation paid to or earned by the Company’s Chief Executive Officer and each of its most highly compensated executive officers who received salary and bonus of $100,000 or more during each of the years in the three-year period ended June 30, 2003.

		Annual Compensation
					Long-Term	All Other
Name and	Fiscal				Compensation (2)	Compensation
Principal Position(1)	Year	Salary	Bonus	Other	Options(3)	(4)

Dan Gladney
President and Chief	2003	$257,231	$106,667	—	500,000	$2,215
Executive Officer

Scott Youngstrom	2003	102,308	33,250	—	200,000	—
Vice President of
Finance and Chief
Financial Officer

Serge Darcy	2003	232,748	60,070	—	30,000	—
President Compex SA

Marshall Masko	2003	89,423	22,604	—	150,000	—
Vice President of US
Consumer Business

Wayne K. Chrystal	2003	162,595	27,824	—	15,000	3,932
Vice President of	2002	125,619	31,546	—	10,000	3,769
Manufacturing Operations	2001	120,308	38,490	—	5,000	3,536

William J. Sweeney	2003	205,974	25,267	—	15,000	4,986
Vice President of Sales	2002	167,390	39,775	—	20,000	4,752
And Marketing	2001	158,192	46,912	—	15,000	4,459

(1)	The information in the table represents compensation for the partial year period during which Mr. Gladney, Mr. Youngstrom and Mr. Masko were employed by the Company. Mr. Gladney’s employment commenced on September 1, 2002, Mr. Masko’s on November 25, 2003 and Mr. Youngstrom’s on December 9, 2002.

(2)	The Company did not award any restricted stock or make any long-term incentive payments to executives.

(3)	Represents the number of shares of Common Stock that can be purchased upon the exercise of stock options granted during the year.

(4)	Represents Company contributions to a 401(k) plan.

Stock Options

     The following table provides information regarding options to purchase Common Stock granted to the named executive officers under the 1998 Stock Incentive Plan during fiscal 2003.

Option Grants in Fiscal 2003

	Number of Securities Underlying Options	Percent of Total Options Granted To Employees in	Exercise Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name	Granted	Fiscal 2003	($/Share)	Date	5% ($)	10% ($)

Mr. Gladney	250,000	20.0%	$3.579	8/11/09	364,253	848,864
	250,000	20.0	3.579	8/11/12	562,703	1,426,001
Mr. Youngstrom	200,000	16.0	3.700	12/8/09	301,254	702,051
Mr. Darcy	30,000	2.4	3.501	9/4/09	42,758	99,644
Mr. Masko	150,000	12.0	3.870	11/24/09	236,322	550,730
Mr. Sweeney	15,000	1.2	3.501	9/4/09	21,379	49,822
Mr. Chrystal	15,000	1.2	3.501	9/4/09	21,379	49,822

(1)	These amounts represent the realizable value of the subject options from the date of grant until termination, without discounting to present value, assuming appreciation in the market value of the Common Stock from the market price on the date of grant at the rates indicated. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

     The following table provides information with respect to stock options held at the end of fiscal 2003 by the executive officers named in the Summary Compensation Table.

Option Exercises in Fiscal 2003 and Year-End Option Values

	Shares Acquired On	Value	Number of Securities Underlying Unexercised Options At End of Fiscal 2003		Value of Unexercised In-the-Money Options At End of Fiscal 2003 (1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Mr. Gladney	—	—	0	500,000	—	$535,500
Mr. Youngstrom	—	—	0	200,000	—	190,000
Mr. Darcy	—	—	20,000	70,000	$28,468	70,626
Mr. Masko	—	—	0	150,000	—	117,000
Mr. Sweeney	10,000	$8,000	43,750	41,250	80,238	71,573
Mr. Chrystal	—	—	42,500	27,500	72,900	42,475

(1)	Represents the difference between $4.65 (the last sales price at June 30, 2003) and the exercise price multiplied by the number of shares.

Employment and Severance Agreements

     The Company has employment agreements with each of Mr. Gladney, Mr. Youngstrom, and Mr. Masko. The agreement with Mr. Gladney provides for an annual salary of $320,000, for participation in any bonus plan of the Company, for the grant of two stock options to purchase a total of 500,000 shares of Common Stock, and for one year’s severance upon termination prior to a change of control, and two years’ severance upon termination after a change of control, when termination is not for cause or for good reason. The agreement also contains confidentiality and intellectual property assignment provisions, and a covenant not to compete during employment and for a period of one year after termination of employment. Except with respect to salaries ($190,000 for Mr. Youngstrom and $155,000 for Mr. Masko), for stock options (200,000 for Mr. Youngstrom and 150,000 for Mr. Masko) and for the length of severance (six months in both cases), the employment agreements for Mr. Youngstrom and Mr. Masko are similar to the agreement for Mr. Gladney.

     The Company has also entered into a severance pay agreement with Mr. Chrystal that provides for payments in the event of a change in control of the Company and his subsequent termination by the Company without cause or voluntarily for good reason, in an amount equal to one times his then-current annual salary. The agreement provides that no amounts will be paid that would constitute “excess parachute payments” within the meaning of Section 280G of the Code.

Long-Term Incentive Plan Awards

     Other than the 1998 Stock Incentive Plan and the 1993 Employee Stock Purchase Plan, the Company does not maintain any long-term incentive plans.

Equity Compensation Plan Information

     The Company maintains the 1998 Stock Incentive Plan and the 1993 Employee Stock Purchase Plan, pursuant to which it may grant equity awards or sell Common Stock to eligible persons. The Company’s 1988 Restated Stock Option Plan has expired, but options remain outstanding that are subject to the plan. Each of these plans was approved by the Company’s shareholders. The following table provides information about equity awards under the foregoing plans as of the end of the Company’s most recent fiscal year, which was June 30, 2003.

				Number of securities
				remaining available for
	Number of securities to be		Weighted-average exercise	future issuance under
	issued upon exercise of		price of outstanding	equity compensation plans
	outstanding options,		options, warrants and	(excluding securities
Plan category	warrants and rights		rights	reflected in column (a))
	(a)		(b)	(c)

Equity compensation plans approved by security holders	1,130,000		$3.27	399,676	(1)

Equity compensation plans not approved by security holders	650,000	(2)	$3.62	N/A

Total	1,780,000		$3.46	399,676	(1)

(1)	Consists of shares of Common Stock available for issuance under the 1998 Stock Incentive Plan and the 1993 Employee Stock Purchase Plan. Does not include the additional shares that would be available for purchase under the 1998 Stock Incentive Plan upon shareholder approval of Proposal 2.

(2)	Includes nonqualified stock options granted outside any plan to purchase 500,000 shares granted to Mr. Gladney, options to purchase 100,000 shares granted to Mr. Youngstrom and options to purchase 50,000 shares granted to Mr. Masko, as an inducement to their initial employment. All of such options, with the exception of an option to purchase 250,000 shares granted to Mr. Gladney, become exercisable in annual increments of 25% of the shares on the first four anniversaries of the date of grant, expire on the seventh anniversary of the date of grant and have exercise prices equal to the fair market value on the date of grant. The remaining 250,000 share option granted to Mr. Gladney expires on the tenth year from the date of grant, becomes exercisable on the seventh year after the date of grant, and accelerates in part in the event the market price for the Company’s common stock exceeds various prices of between $7.00 and $13.00 per share for 20 consecutive trading days.

PERFORMANCE GRAPH

     The Company’s Common Stock is quoted on The Nasdaq National Market. The following graph shows changes during the period from June 30, 1999 to June 30, 2003 in the value of $100 invested in: (1) the Company’s Common Stock; (2) the Nasdaq National Market Index (US); (3) Nasdaq Healthcare Stocks Index, and (4) Nasdaq Medical Devices Manufacturer Stocks Index. The values of each investment as of the dates indicated are based on share prices plus any dividends paid in cash, with the dividends reinvested on the date they were paid. The calculations exclude trading commissions and taxes.

				Nasdaq
Fiscal Year	Compex		Nasdaq	Medical Devices
Ended	Technologies, Inc.	Nasdaq NMS	Healthcare Stocks	Manufacturers
6/30/99	100.000	100.000	100.000	100.000
6/30/00	84.921	147.863	77.180	115.177
6/29/01	99.623	80.364	110.135	107.940
6/28/02	144.906	54.746	108.154	98.036
6/30/03	140.377	60.784	113.857	105.026

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

     The following table sets forth, as of September 23, 2003, certain information with respect to beneficial ownership of the Company’s Common Stock as to (i) each person or entity known by the Company to own beneficially more than 5% of the Company’s Common Stock; (ii) each director of the Company and each director nominee; (iii) each current executive officer of the Company named in the Summary Compensation Table; and (iv) all executive officers and directors as a group. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

Name	Shares Beneficially Owned (1)	Percent Owned
TMD Disposition Company (2) 5111 Rogers Avenue, Suite 40A Ft. Smith, Arkansas 72919	989,319	8.9%

Thomas E. Claugus (3) 400 Northpark Town Center, Suite 310 1000 Abernathy Road, N.E Atlanta, Georgia 30328	697,080	6.3%

Frederick H. Ayers	81,676	*

John H.P. Maley	85,000	*

Dan W. Gladney	67,595	*

William R. Floyd (4)	15,000	*

Richard E. Jahnke	62,500	*

Richard Nigon	15,000	*

Scott P. Youngstrom	3,025	*

Wayne K. Chrystal	71,089	*

Serge Darcy	27,500	*

Marshall Masko	14,234	*

All Directors and named executive officers as a group (10 persons)(4)	442,619	3.9%

* Less than 1%

(1)	Includes shares that could be purchased within 60 days upon the exercise of options by the following persons in the specified amounts: Mr. Ayers, 45,000 shares; Mr. Maley, 55,000 shares; Mr. Gladney, 62,500 shares; Mr. Floyd, 15,000 shares; Mr. Jahnke, 50,000 shares; Mr. Nigon, 15,000 shares; Mr. Chrystal, 52,500 shares; Mr. Darcy, 27,500 shares; and all directors and officers as a group, 322,500 shares.
(2)	TMD Disposition Company is a wholly-owned subsidiary of Beverly Enterprises, Inc. All information regarding TMD Disposition Company and Beverly Enterprises, Inc., and their beneficial ownership of Common Stock is based solely on the Schedule 13G they filed with the Securities and Exchange Commission on January 11, 2002.
(3)	Mr. Claugus beneficially owns 308,900 shares through Bay Resources Partners, L.P., 213,400 shares through Bay Resource Partners Offshore Fund, Ltd., and 124,530 shares through GMT Capital Corp. All information regarding Mr. Claugus, the foregoing entities and their beneficial ownership of Common Stock is based solely on the Schedule 13D Mr. Claugus filed with the Securities and Exchange Commission on January 31, 2001.
(4)	Does not include shares held by TMD Disposition Company, a wholly owned subsidiary of Beverly Enterprises, Inc., for which Mr. Floyd is Chairman and Chief Executive Officer.

COMPLIANCE WITH SECTION 16(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and persons who beneficially own more than ten percent (10%) of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Mr. Maley, Mr. Ayers and Mr. Jahnke, each of whom received options to purchase 15,000 shares in July 2002, filed late a Form 5 (because the shares were received before adoption of amendments that required reporting of such shares on Form 4) reporting the receipt of such shares. With the exception of such late Forms 5, the Company believes that its executive officers and directors complied with all applicable Section 16(a) filing requirements during and with respect to the fiscal year ended June 30, 2003.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee has sole authority to appoint, determine funding for, retain and oversee the Company’s independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) and assists the Board of Directors in overseeing and monitoring the accounting and financial reporting processes of the Company, including, the adequacy of the Company’s internal controls. The Audit Committee consists of the three members named below, all of whom are independent for purposes of both current and proposed Nasdaq listing requirements. The Board of Directors has concluded that Mr. Nigon is an Audit Committee Financial Expert within the meaning of regulations adopted by the Securities and Exchange Commission. Although Mr. Jahnke, who has served as the Chief Executive Officer of public corporations with financial oversight responsibilities, and Mr. Ayers, who has served in similar capacities for private corporations, meet the financial sophistication requirements of the Nasdaq, because they had indirect, rather than direct, responsibility for the preparation of financial statements, the Board has concluded they are not Audit Committee Financial Experts. The Audit Committee operates under a written charter that has recently been amended and adopted by the Board of Directors.

     Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on the Company’s financial statements.

     The Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

     The Company’s independent accountants also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the accounting firm’s independence. The Committee also considered whether non-audit services provided by the independent accountants during the last fiscal year were compatible with maintaining the independent accountants’ independence.

     Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003 filed with the Securities and Exchange Commission.

Richard Jahnke
Frederick Ayers
Richard Nigon

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The Company has selected Ernst & Young LLP as its independent accountants for the year ending June 30, 2004. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Audit Fees

     The following table sets forth all fees billed or expected to be billed to the Company by Ernst & Young LLP for years ended June 30, 2002 and June 30, 2003:

	2002	2003

Audit Fees (1)	$135,000	$145,000
Audit-Related Fees (2)	12,300	10,500
Tax Fees (3)	239,245	183,009
All Other Fees (4)	170,174	74,856

(1)	Audit fees consist primarily of fees for services in connection with the audit of the Company’s annual financial statements, statutory audits in other countries in which the Company does business, and services in connection quarterly reviews of the Company’s financial statements.
(2)	Audit-related fees consist primarily of fees in connection with audits of the Company’s employee benefit plans, assistance with due diligence in acquisitions, and other accounting related advice.
(3)	Tax fees consist of fees in connection with preparation of the Company’s domestic and foreign income tax returns, fees in connection with an internal revenue service audit, and fees for transfer pricing and other tax related advice.
(4)	Other fees include fees for annual audit of the Company’s corporate compliance program and in 2002, various accounting consultations, including assistance with regulatory responses.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

     Any shareholder wishing to include a proposal in the Company’s proxy solicitation materials for its next annual meeting of shareholders must submit the proposal for consideration in writing to the Secretary of the Company at its principal executive offices, 1811 Old Highway 8, New Brighton, Minnesota 55112, no later than June 5, 2004.

     Pursuant to the Company’s Bylaws, in order for business to be properly brought before the next annual meeting by a shareholder, or in order for a nominee for director to be considered at such annual meeting, the shareholder must give written notice of such shareholder’s intent to bring a matter before the annual meeting, or nominate the director, no later than June 5, 2004. Each such notice must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in the Company’s Bylaws.

     Management will use discretionary authority to vote against any shareholder proposal, or director nominee not made by management, presented at the next annual meeting if: (i) such proposal or nominee has been properly omitted from the Company’s proxy materials under federal securities laws; (ii) notice of such proposal or nominee was not submitted to the Secretary of the Company at the address listed above by June 5, 2004; or (iii) the proponent has not solicited proxies in compliance with federal securities laws from the holders of at least the percentage of the Company’s voting shares required to carry the proposal or elect the nominee.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas Martin Secretary

Dated: October 3, 2003

☒	PLEASE MARK VOTES	REVOCABLE PROXY
	AS IN THIS EXAMPLE	COMPEX TECHNOLOGIES, INC.

ANNUAL MEETING OF SHAREHOLDERS
NOVEMBER 6, 2003
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS

     The undersigned, having received the Notice of Annual Meeting and Proxy Statement dated October 3, 2003, revoking any proxy previously given, hereby appoints Dan W. Gladney and Scott P.Youngstrom as proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated, all shares of common stock of Compex Technologies, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 2:00 p.m. Central Time on Thursday, November 6, 2003 at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, 15th Floor, Minneapolis, Minnesota 55402, and at any adjournment thereof. This proxy, when properly executed, will be voted as directed by the undersigned. If no direction is given, this proxy will be voted “FOR” all nominees for director and “FOR” Proposal 2.

Please be sure to sign and date this Proxy in the box below	Date

Stockholder sign above	Co-holder (if any) sign above

			With-	For All
		For	hold	Except
1.	The election as directors of all nominees listed (except as marked to the contrary below):
		☐	☐	☐

01 Frederick H. Ayers	04 John H.P. Maley
02 Dan W. Gladney	05 Richard Nigon
03 Richard E. Jahnke

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		For	Against	Abstain
2.	Proposal to amend the Compex Technologies, Inc. 1998 Stock Incentive Plan to extend the termination date of the plan through November 6, 2013 and to increase the number of shares of Compex Technologies, Inc. common stock available for issuance under the plan by 500,000 shares.	☐	☐	☐

3.	The proxies are authorized to vote in their discretion on any other matters that may properly come before the meeting calling for a vote of shareholders.

PLEASE DATE AND SIGN name(s) exactly as shown on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

é  Detach above card, sign, date and mail in postage paid envelope provided.  é

COMPEX TECHNOLOGIES, INC.

Dorsey & Whitney LLP
50 South Sixth Street, 15th Floor
Minneapolis, MN 55402

PLEASE MARK, SIGN AND DATE THIS PROXY ABOVE
AND RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.